Exhibit 99.1

           ECSI ACQUIRES REMOTE AIR AND WATER MONITORING TECHNOLOGIES

Clifton, NJ - March 8, 2005 - Electronic Control Security Inc. (OTCBB: EKCS), a global leader in perimeter security systems worldwide, today announced its wholly owned subsidiary has acquired all of the assets of Clarion Sensing Systems, Inc. of Indianapolis, Indiana, a provider of proprietary Nuclear, Biological, Chemical and Radiological (NBCR) Remote Monitoring Sensor Systems designed for air and water sensing applications. The acquisition will give ECSI critical technologies and expertise in Nuclear, Biological, Chemical, and Radiological systems for both homeland security markets as well as military markets in the U.S. and abroad. ECSI acquired the assets of Clarion for an aggregate purchase price of approximately $1.3 million, including 394,682 shares of stock and the assumption of approximately $650,000 of Clarion's liabilities (of which ECSI already has paid approximately $350,000 to date). The Company also has agreed to assume on a contingent basis $438,959 of certain liabilities of Clarion and to pay certain professional and other fees incurred in connection with the transaction. ECSI projects it will generate sales for this product line of $2,250,000, $3,550,000 and $4,500,000 in fiscal 2006, 2007 and 2008, respectively.

"We are very impressed with Clarion's management team and their advanced NBCR technology. We look forward to integrating their products for the Department of Defense, USAF-IBDSS program, U.S. Army Guardian program, Department of Energy, and homeland security markets worldwide through our existing distribution networks. Clarion's products are now in high demand and should yield significant profit in the years ahead." said Arthur Barchenko, CEO of ECSI International, Inc. "The detection of nuclear, biological, chemical and radiological agents in water is an area of extreme importance to homeland security. Terrorists can attack us through air pollution and insertion of deadly toxins into water. Without proper and timely detection of these agents our population could be at serious risk. ECSI's existing corporate and government customers are a great sales channel for this emerging technology. It's ECSI's goal to provide state of the art detection technologies to our clients."

About Clarion Sensing Systems and Technology

Clarion is an innovative technology leader that integrates complete systems to remotely monitor, analyze, and communicate information about water and air quality. Clarion's Sentinal(TM) systems detect the evidence of NBCR contamination and operational problems and immediately notify security forces of the detected situation and provides information to guide the action to be taken. Clarion's Sentinal(TM) 500 drinking water quality remote monitoring system has completed the EPA's Environmental Technology Verification (ETV) Program run by Battelle Memorial Institute. Clarion currently supplies remote sensing solutions to the U.S. Army, U.S. Navy, municipalities, and industry. Clarion has teaming agreements with Radian, ITS Corporation, and other industry leaders. Clarion's office is located at 3901 W 30th St., Indianapolis, IN 46222. Tel: 317-295-1433;
Fax: 317-295-1436; or visit www.clarionsensing.com.

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with Amata, Elta Systems, Ltd., ManTech International Co., ADT Federal Systems, ARINC, SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI's corporate office is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; or
visit www.anti-terrorism.com.

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-737-9803
jlipman@lipmangrp.com